Exhibit(c)(3)

DRAFT The Special Committee of the Board of Directors Regarding Project Silver Confidential Discussion Materials Prepared for: May 6, 2004 CONFIDENTIAL

Table of Contents Presentation to The Special Committee of the Board of Directors Regarding Project Silver 1. Update on Process 2. Public Market Perspectives 3. Preliminary Valuation Summary Appendix Merrill Lynch prohibits (a) employees from, directly or indirectly, offering a favorable research rating or specific price target, or offering to change such rating or price target, as consideration or inducement for the receipt of business or for compensation, and (b) Research Analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients.

Update on Process

1 Update on Process Summary of Events to Date Goldner Hawn Johnson & Morrison Incorporated ("GHJM") approached Silver ("Silver" or the "Company") in January 2004 to explore the potential of a going private transaction Merrill Lynch & Co. ("Merrill Lynch") was hired by the Special Committee in February 2004. As part of this assignment, Merrill Lynch approached eight well-capitalized private equity firms who have historically expressed an interest in the retail industry to assess their appetite in pursuing a transaction with Silver Seven of the eight private equity firms signed a confidentiality agreement and received public information on the Company None of the eight private equity firms submitted an indication of interest, citing concerns with the competitive environment and recent same store sales performance On March 15, 2004, GHJM submitted a preliminary indication of interest Offer price of $20.00 per share Did not specifically identify sources of equity or debt financing but had stated that they were working with Bear Stearns & Co. and had developed detailed plans for financing the proposed transaction Stated that they would only proceed within the context of an exclusivity period The Special Committee would not grant GHJM exclusivity, but rather granted GHJM a 15-day period in which it would have exclusive access to Silver's management and the data room and requested that at the end of that period, GHJM would provide detailed information concerning the manner in which GHJM would finance the purchase and the price it would be willing to pay On May 4, 2004, GHJM submitted a revised indication of interest Offer price of $16.00 Other key terms of the revised indication of interest are outlined on page 3

2 Update on Process Summary of Responses by Financial Sponsors Who Declined Merrill Lynch contacted eight other private equity firms as part of the process. Additionally, Citicorp Venture Capital attended the management presentation in Green Bay as a potential equity partner with GHJM. All declined to pursue further a transaction with Silver

3 Update on Process Summary of May 3, 2004 Indication of Interest

4 Update on Process Summary of Proposed Financing Terms and Conditions The lenders have proposed three-year asset-backed credit facilities to fund a transaction

5 Update on Process Sources and Uses and Pro Forma Capitalization Dollars in Millions ____________________ Source: GHJM and Bank of America Retail. GHJM capitalization table does not include option proceeds Analysis assumes August 31, 2004 closing date Sources and uses inclusive of LCs which are typically unfunded, off- balance sheet liabilities

6 Update on Process GHJM's Calculation of 2003 Adjusted EBITDA Dollars in Thousands As a basis for their valuation, GHJM has Adjusted 2003 reported EBITDA of $185 million for certain non-cash and non-recurring items calculating an Adjusted EBITDA of $176 million ____________________ Source: GHJM.

7 Update on Process Implied Silver Values and Multiples (Dollars in Millions, Except per Share Data) Note: All financial projections based on Silver management estimates. Note: Year represents calendar year. Fiscal year ends January following the calendar year. (1) Closing prices of $12.94 and $14.20 as of May 4, 2004 and March 15, 2004, respectively. (2) Calculated based on the treasury stock method. Based on 29.3 million shares outstanding, 1.3 in the money options and exercise price of $10.20. (3) Assumed net debt of $370 million per Silver 10-K dated January 31, 2004. Does not include off-balance sheet items.

8 Update on Process Implied Premiums to Silver's Historical Trading Values GHJM's offer represents approximately a 25% premium to Silver's current share price ____________________ (1) Source: SDC Platinum as of May 4, 2004.

Public Market Perspectives

9 Public Market Perspectives Public Market Overview (Dollars in Millions, Except per Share Data) Note: Year represents calendar year. Fiscal year ends January following the calendar year. (1) Calculated based on the treasury stock method. Based on 29.3 million shares outstanding, 1.3 in the money options and exercise price of $10.20. (2) Source: Silver 10-K dated January 31, 2004. Does not include off-balance sheet items. (3) Estimates based on Base Case management projections.

10 Public Market Perspectives Stock Price Performance Last Three Years ____________________ Source: Factset Database. Note: Current price as of May 4, 2004. 52-Week high and low based on closing prices. Current Price $12.94 52-Week High $17.01 52-Week Low $11.02

11 Public Market Perspectives Shares Traded Shares Traded 100% of the shares have traded below $17.00 in past year with the majority of shares trading between $14.00 and $16.00 Trading Volume Analysis % of LTM Volume Traded in Stock Price (1) % of Volume Traded Below Stock Price (1) ____________________ Note: Price baskets based on closing price. (1) Based on trading volume as of May 4, 2004.

12 Public Market Perspectives Note: Closing prices as of May 4, 2004. (1) Market Capitalization = Market Value + Preferred Equity at Liquidation Value (Including Redeemable) + Short-Term Debt + Long- Term Debt + Minority Interest - Cash & Marketable Securities. (2) Earnings estimates obtained from First Call (Silver estimates per management Base Case) and calendarized to December or closest month thereafter. Five-year growth rates obtained from I/B/E/S. (Dollars in Millions, Except per Share Amounts) Public Comparables

13 Public Market Perspectives Regional Retailers - History of Financial Difficulties Over the years, many of Silver's primary competitors have filed for bankruptcy, largely due to the impact of WalMart and Target

14 Public Market Perspectives Issues and Considerations

15 Public Market Perspectives Comp Store Sales by Quarter ____________________ Source: Company SEC filings. 2001 2002 2003 2001 2002 2003 2004 2004

16 Public Market Perspectives Competitive Intrusion Analysis Competitive Intrusion Impact (3) Current Competitive Intrusion - ShopKo Stores (1) ____________________ (1) Source: Silver Management. Figures in columns reflect number of stores impacted. Based on 141 Silver stores. (2) WalMart new stores includes 4 WalMart stores and 15 SuperWalMarts. WalMart expansion/remodel reflects 1 WalMart store and 11 SuperWalmarts. (3) Reflects examples provided by Silver management to GHJM. 2004 New Stores (2) 19 2 6 2004 Expansion/Remodels (2) 12 1 3

17 Public Market Perspectives ROIC - Future Capex ____________________ Source Silver management Base Case projections. Note: Year represents calendar year. Fiscal year ends January following the calendar year.

Preliminary Valuation Summary

18 Preliminary Valuation Summary Summary Financials (Dollars in Millions, Except per Share Data) Reduced Capex Case (1) Base Case ____________________ Source: Silver management. Note: Year represents calendar year. Fiscal year ends January following the calendar year. (1) Delivered to GHJM on 04/28/04.

19 Preliminary Valuation Summary 1st Quarter Preliminary Results Dollars in Millions, Except per Share Data ____________________ Source: Silver management. (1) EBITDA value for ShopKo and Consolidated reflect midpoint of preliminary expectation of $22.5 million and $23.6 million for ShopKo and $25.0 million and $26.1 million for Consolidated. (2) Preliminary EPS expectation reflects midpoint of preliminary expectation of ($0.08) and ($0.10).

20 Preliminary Valuation Summary Overview Illustrative Valuations for Selected Alternatives ____________________ Note: Valuation as of 01/31/04, except for Present Value of Projected Share Price (valuation as of May 1, 2004). Assumes net debt of $370.3 million and 29.3 million shares outstanding (does not include off-balance sheet items). Analysis includes "in-the-money" options, as applicable (for all prices below $20.12, 1.3 million options at a weighted average strike price of $10.20; for all prices less than $29.86, 2.2 million options at a weighted average strike price of $14.00). All figures rounded to nearest $0.25. Current price as of May 4, 2004. Year represents calendar year. Fiscal year ends January following the calendar year. Offer Price: $16.00 Multiples Analysis 5.0x - 6.0x 2003A EBITDA of $185 mm 4.0x - 5.0x Base Case 2008E EBITDA of $251 mm 10% - 12% WACC 25% - 35% Targeted 5-Year Return Exit Multiple: 4.75x - 5.25x 2008E EBITDA Reduced Capex Case Base Case 8.9x Forward EPS 14% Discount Rate 52-Week Trading Range Acquisition Comparables Discounted Cash Flow Analysis Leveraged Buyout Analysis Present Value of Projected Share Price Multiples Analysis 5.0x - 6.0x GHJM Adjusted 2003 EBITDA of $176 mm Premium Analysis 15% - 30% Premium to Current Price

21 Preliminary Valuation Summary Acquisition Pricing Matrix Dollars in Millions, Except per Share Data ____________________ Note: Closing price of $12.94 as of May 4, 2004. Note: Year represents calendar year. Fiscal year ends January following the calendar year. (1) Based on GHJM's 2003 Adjusted EBITDA.

22 Preliminary Valuation Summary Future Share Price Analysis FY EPS Estimates (1) Potential Future Share Price @ Current Forward P/E Multiple (8.9x) ____________________ Note: Year represents calendar year. Fiscal year ends January following the calendar year. (1) Based on estimates per management plan (2) Based on the mid-point of an assumed discount rate range of 12.0% - 16.0%. Discounted to May 1, 2004. (3) Stock price as of May 4, 2004. Present Value of Share Price Based on 8.9x Forward P/E (2) Current Stock Price (3): $12.94 Prem./(Disc.) To Current Price: 0.0% 10.0% 8.4% 9.9% 11.9% GHJM Offer Prem./(Disc.): 23.6% 12.4% 14.0% 12.5% 10.5%

23 Preliminary Valuation Summary Selected Retail LBOs Dollars in Millions ____________________ Note: K.B. Toys and MicroWarehouse entered bankruptcy post their respective LBO transactions.

24 Preliminary Valuation Summary DCF - EBITDA Multiple Method Reduced Capex Case Base Case ____________________ Note: Valuation as of 12/31/03. Assumes net debt of $370.3 million (does not include off-balance sheet items) and 29.3 million shares outstanding. DCF analysis includes "in-the-money" options, as applicable (for all prices below $20.12, 1.3 million options at a weighted average strike price of $10.20; for all prices less than $29.86, 2.2 million options at a weighted average strike price of $14.00).

25 Preliminary Valuation Summary Leverage Buyout Analysis - $16.00 Offer Price Returns Analysis Valuation Analysis Sources of Funds Uses of Funds ____________________ Source: Silver management reduced capex case projections. Note: Based on GHJM proposed capital structure. Interest rate assumptions per Merrill Lynch IBK estimates. Year represents calendar year. Fiscal year ends January following the calendar year. (1) Excludes financing and advisory fees. (2) Based on 2003 EBITDA of $185 million. (3) Based on 2003 GHJM Adjusted EBITDA of $176 million.

26 Cash Flow Availability (Dollars in Millions) Selected Credit Stats Preliminary Valuation Summary Leverage Buyout Analysis - $16.00 Offer Price (Cont'd) ____________________ Source: Silver management Reduced Capex Case projections. Note: Year represents calendar year. Fiscal year ends January following the calendar year.

27 150% Preliminary Valuation Summary Sensitivity to Offer Price Sensitivity Analysis Based Upon GHJM Capital Structure (Fixed Debt/Increased Equity) and Management Reduced Capex Case

28 $16.00 per Share Purchase Price $18.00 per Share Purchase Price Preliminary Valuation Summary Revenue and EBITDA Sensitivity Analysis 80% ____________________ Note: Management Reduced Capex Case assumes approximately 0.1% annual EBITDA margin improvement and approximately 3.2% annual revenue growth. Source: Silver management Reduced Capex Case projections. (1) Incremental annual EBITDA margin improvement over 2004E EBITDA margin. $20.00 per Share Purchase Price

Appendix

NY00154A_1c.jpg 29 Appendix March 15, 2004 - Indication of Interest

30 NY00154A_1d.jpg Appendix March 15, 2004 - Indication of Interest

NY00154A_1a.jpg 31 Appendix May 3, 2004 - Indication of Interest

NY00154A_1b.jpg 32 Appendix May 3, 2004 - Indication of Interest